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EXHIBIT 5

     February 12, 2001

PERSONAL AND CONFIDENTIAL

Board of Directors
SMC Corporation
20545 Murray Road
Bend, OR 97701

Attention: Matthew M. Perlot, Chief Executive Officer and Chairman of the Board

Members of the Board:

    We are pleased to confirm the arrangements under which McDonald Investments Inc. ("McDonald") has today been exclusively engaged by SMC Corporation (the "Company") to provide general financial advisory services in connection with the possible sale of the Company.

    During the term of its engagement, McDonald will provide such financial advice and assistance in connection with this potential transaction as the Company may reasonably request, which may include searching for acceptable purchasers, advising and assisting the Company in evaluating the various structures and forms of any purchase, assisting in the evaluation of offers and assisting the Company in negotiating the financial aspects of the transactions.

    In addition, at the request of the Board of Directors, McDonald will undertake a study to enable it to render an opinion to the Board of Directors of the Company (the "Opinion") as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company in connection with a proposed sale transaction (or, if the transaction involves stock consideration, the fairness to such persons of the agreed upon exchange ratio). An oral summary of the Opinion (the "Oral Opinion") will be presented to the Board of Directors of the Company at its meeting called to consider the sale transaction (the "Transaction Meeting"). McDonald's written Opinion will be dated as of a date reasonably proximate to the date of the definitive agreement between the Company and the purchaser. It is understood that the Opinion, if requested, will be in the form customarily provided by McDonald in transactions of the type contemplated and will be subject to customary assumptions and qualifications. The Opinion will be provided solely for the information and assistance of the Board of Directors and senior management of the Company in connection with its consideration of the transaction and is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excerpts or summaries) for any other purposes, unless (i) it is to be filed with or referred to in any registration statement, proxy statement or any other document filed with the Securities and Exchange Commission and it is included in full (and McDonald has had an opportunity, if it deems it appropriate, to update the Opinion to the date of the document in which it is included) and you have received McDonald's prior written consent, which will not be unreasonably withheld or delayed, with respect to all of the references to it and/or the Opinion included in any such registration statement, proxy statement or any other document filed with the Securities and Exchange Commission or (ii) it is to be introduced into evidence or referred to in connection with any litigation relating to the transaction to which the Opinion relates, in which case the Company will give McDonald written notice at least three (3) business days in advance of such introduction or reference.

    McDonald will provide the following services to the Company in addition to those to be rendered in connection with the Opinion: (i) assistance in preparing a confidential information memorandum describing the Company, its operations, its historical performance and future prospects; (ii) identification of and making contacts with selected, qualified acquirers pre-approved by and acceptable to the Company; (iii) arranging for potential acquirers to conduct business investigations; (iv) providing financial advisory and valuation services to the Company, and (v) participating in the negotiation of financial and other aspects of any proposed transaction.

    The services to be performed by McDonald hereunder shall (a) be performed diligently and in a professional manner, and (b) be performed by an engagement team led by Raj Trikha.

    The Board of Directors of the Company shall have sole discretion in determining the acceptability of any proposed transaction.

    As consideration for McDonald's services, the Company agrees to pay McDonald a fee for its services in rendering any Opinion of $250,000 (the "Opinion Fee"), promptly upon delivery of a written opinion ("Written Opinion") in a form reasonably acceptable to the Company. It is understood that an additional Opinion Fee will become payable to McDonald in the event that it is requested to render any additional Opinion (including an update of a prior Opinion) in connection with any transaction. In addition, the Company agrees to pay to McDonald a transaction fee (the "Transaction Fee") in an amount equal to the greater of $750,000 or the amount determined in accordance with the following schedule:

    1.75% of the amount of the Transaction Value that is less than or equal to $6.00 per share (such per share amount being subject to adjustment based upon any issuances of additional shares made subsequent to September 30, 2000); and

    3.0% of the amount of the Transaction Value that exceeds $6.00 per share (such per share amount being subject to adjustment based upon any issuances of additional shares made subsequent to September 30, 2000).

For purposes of this agreement, the term "Transaction Value" means (i) the total amount of cash paid, directly or indirectly, for the assets, business or capital stock of the Company; (ii) the fair market value of any assets, securities or other property or rights transferred, directly or indirectly, in payment for the assets, business or stock of the Company (including, without limitation, payments to be made under non-competition or similar arrangements and any deferred or contingent payments), except that debt instruments will be valued at the face amount thereof; (iii) the principal amount of any interest-bearing indebtedness remaining or assumed on the Company's financial statements at the time of closing, excluding trade payables and non-interest bearing accrued liabilities of the Company prior to the consummation of the transaction; and (iv) the aggregate amount of any dividends or other distributions declared and paid by the Company with respect to its stock after the date hereof, other than normal recurring cash dividends in amounts not materially greater than currently paid. If the Company or its shareholders accept deferred consideration in any transaction, the calculation of the Transaction Fee with respect to such deferred consideration shall be based upon the net present value thereof determined by using a discount rate of 8%. If, in lieu of receiving all or any portion of the type of consideration payable to the other shareholders of the Company in connection with a transaction, any shareholder directly or indirectly retains an ownership interest in Company or directly or indirectly acquires an ownership interest in the corporation or other entity surviving or resulting from the transaction, the Transaction Value shall be calculated by assuming that such shareholder had sold its entire ownership interest in the Company and received in exchange therefor an amount per share equal to that received by the Company or the other shareholders of the Company, as the case may be, in the transaction.

    For purposes of calculating the Transaction Fee, the fair market value of securities for which there is an established trading market will be the closing sale price of the securities on the trading day preceding the date of the closing of the transaction. The fair market value of any assets, securities, property or rights (other than as provided above) will be mutually agreed by McDonald and the Company. If the parties cannot agree upon the fair market value of such assets, securities, property or rights, they will choose a qualified appraiser of national standing to conclusively determine, at the Company's expense, such fair market value. Upon request, the Company will make available to McDonald any information available to it for purposes of calculating the amount of any component of the Transaction Value. The parties agree that any Opinion Fees paid by the Company shall be credited against the amount of any Transaction Fee that may become payable under the terms of this agreement.

    The Transaction Fee will become payable by the Company only upon consummation of (a) any merger, consolidation, reorganization, recapitalization or other transaction or series of related transactions pursuant to which the Company is acquired by or combined with another person or entity or (b) the acquisition, directly or indirectly, by another person or entity, in a single transaction or series of related transactions, of (i) all or a substantial portion of the assets or business of Company or (ii) securities representing 50% or more of the total voting power of the Company in the election of Directors.

    The Company agrees to reimburse McDonald for all reasonable out-of-pocket expenses incurred in connection with the performance of its duties under this agreement. Such amount shall include McDonald's reasonable attorneys fees if the Company provides written approval of such fees before they are incurred.

    In order to coordinate our efforts to effect a transaction satisfactory to the Company, the Company agrees that it and its directors and executive officers will promptly inform McDonald of any inquiry they may receive concerning the availability of all or a portion of the stock or assets of the Company for purchase. During the period of McDonald's engagement, neither the Company nor any of its directors or executive officers will initiate any discussions with respect to a sale of the Company without first consulting McDonald.

    The Company agrees to the provisions with respect to McDonald's indemnity and other matters set forth in Appendix A which is incorporated by reference into this letter. The Company also acknowledges that it has received and reviewed the Special Disclosure Statement set forth in Schedule I which is incorporated by reference into this letter.

    The term of this Agreement shall commence upon the execution hereof and, unless otherwise provided herein, shall expire on December 31, 2001. This agreement may be terminated with or without cause by McDonald or the Company at any time upon receipt of written notice by the other party to that effect. Upon termination of the agreement, neither party will have any liability or continuing obligation to the other, except that: (i) the provisions of Appendix A to this agreement will survive any such termination; (ii) the Company will remain liable for McDonald's reasonable out-of-pocket expenses incurred and fees earned up to the time of termination; and (iii) if a transaction with respect to which McDonald would be entitled to receive a Transaction Fee under the terms of this agreement is consummated within 12 months of the termination of McDonald's engagement the Company will remain obligated to pay McDonald the Transaction Fee in accordance with the terms of this agreement. If this Agreement expires, the protection period described in subparagraph (iii) shall be six months rather than 12 months.

    The Company will provide McDonald (and will request that each prospective purchaser with which the Company enters into negotiations provide McDonald) with such information as McDonald reasonably deems appropriate in connection with its engagement and will provide McDonald with access to the Company's officers, directors and advisors. All such information concerning the Company will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges that McDonald: (i) will be using and relying upon the accuracy and completeness of the publicly available information or information supplied by or on behalf of the Company and any purchaser in connection with its engagement without independent verification; (ii) does not assume responsibility for the accuracy of any such information and (iii) will not make an appraisal of any assets or liabilities of the Company or any prospective purchaser.

    As you know, McDonald is a full service securities firm and as such may from time to time effect transactions for its own account or the account of customers, and hold positions in securities or options on securities of companies which may be the subject of the engagement contemplated by this agreement.

    The Company represents that it is a sophisticated business enterprise that has retained McDonald for the limited purposes set forth in this agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this agreement. This agreement is solely for the benefit of McDonald, the Company and each of their respective officers, directors, employees and agents, and any person controlling them within the meaning of the Securities Act of 1933, as amended, and the respective legal representatives, successors and assigns of McDonald and the Company, and no other person shall acquire or have any right under or by virtue of this agreement.

    No fee payable to any other financial advisor by the Company or any other company in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder to McDonald.

    Except to the extent described in the last sentence of this paragraph, any controversy or claim arising out of or relating to this engagement agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration proceedings will be conducted in Portland, Oregon. The arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not make any ruling, finding or award that does not conform to the terms and conditions of this engagement agreement. Notwithstanding the foregoing, nothing contained in this engagement agreement shall be construed to restrict in any way the right of any party hereto to seek injunctive or similar equitable relief in any court of competent jurisdiction with respect to any threatened breach of the provisions of this agreement or any of the respective parties' obligations hereunder.

    This agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to principles of conflicts of laws.

    If this letter accurately sets forth the understanding between us, please sign the enclosed copy of this letter below and return it to McDonald, at which time this letter will become a mutually binding obligation.

Very truly yours,
McDONALD INVESTMENTS INC.
		By:	/s/ RAJ TRIKHA
		Its:	Managing Director
Agreed to as of the above date:
SMC CORPORATION
By:	/s/ MATHEW M. PERLOT
Its:	President

APPENDIX A

    In the event that McDonald Investments Inc. ("McDonald") becomes involved in any capacity, other than as a plaintiff, in any action, proceeding or investigation brought by or against any person, including stockholders of SMC Corporation (the "Company"), in connection with any matter related to the assignment described in this letter, the Company periodically will reimburse McDonald for its legal and other expenses (including the cost of any investigation and preparation) reasonably incurred in connection therewith; provided, however, that if it is found in any such action, proceeding or investigation that any loss, claim, damage or liability of McDonald has resulted from the gross negligence, willful misconduct or bad faith of McDonald in performing the services which are the subject of this letter, McDonald shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of McDonald which is the subject of such finding. The Company also will indemnify and hold McDonald harmless against any losses, claims, damages or liabilities to any such person in connection with any matter related to the assignment described in this letter, except to the extent that any such loss, claim, damage or liability results from the gross negligence, willful misconduct or bad faith of McDonald in performing the services that are the subject of this letter. If for any reason the foregoing indemnification is unavailable to McDonald or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by McDonald as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and McDonald on the other hand in the matters contemplated by this letter as well as the relative fault of the Company and McDonald with respect to such loss, claim, damage or liability and any other relevant equitable considerations; provided, however, that in no event shall McDonald be required to contribute any amounts in excess of the fees received by it hereunder. The Company shall be liable for any settlement of any claim against McDonald made with the Company's written consent, which consent shall not unreasonably be withheld, and the Company shall not, without the prior written consent of McDonald, settle or compromise any claim or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to McDonald of an unconditional release from any and all liability in respect of such claim. If any action, suit or proceeding shall be brought against McDonald in respect of which indemnity may be sought by McDonald, McDonald shall promptly notify the Company, and the Company shall have the right to assume the defense thereof with counsel reasonably satisfactory to McDonald and the Company shall be responsible for the fees and expenses of such counsel. McDonald shall have the right to retain separate counsel of its own choice to represent it in connection with any matter as to which the indemnity, expense reimbursement and contribution provisions apply, but the fees and expenses of such counsel shall be paid by McDonald unless McDonald reasonably determines that having common counsel would represent actual or potential conflicts of interest, in which case McDonald shall have the right to retain separate counsel at the Company's expense and to control its own defense of such action, suit or proceeding. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of McDonald and the directors, agents, employees and controlling persons (if any), as the case may be, of McDonald and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, McDonald, any such affiliate and any such person. The indemnity obligations of the Company hereunder shall not extend to any affiliate of McDonald or to the directors, agents, employees, or controlling persons (if any), as the case may be, of McDonald or any such affiliate to the extent that any loss, claim, damage or liability results from the gross negligence, willful misconduct or bad faith of McDonald or any such other person in performing the services which are the subject of the letter. The Company also agrees that neither McDonald nor any of such affiliates, directors, agents, employees or controlling persons shall have any liability to the Company and its stockholders for or in connection with any matter referred to in this letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence, willful misconduct or bad faith of McDonald in performing the services that are the subject of this letter. The provisions of this Appendix A shall survive any termination or completion of the engagement provided by this letter agreement and this letter agreement shall be governed by and construed in accordance with the laws of the State of Oregon without regard to principles of conflicts of laws.

Schedule I

McDONALD INVESTMENTS INC.
SPECIAL DISCLOSURE STATEMENT

    McDonald Investments Inc. ("McDonald"), is a wholly-owned subsidiary of KeyCorp. McDonald is a broker/dealer registered with the Securities and Exchange Commission, and a member of the National Association of Securities Dealers, Inc. ("NASD"), the New York Stock Exchange ("NYSE") and the Securities Investor Protection Corporation ("SIPC").

    KeyCorp is also the parent of KeyBank National Association. McDonald is not a bank; it is a separate corporate entity from its affiliated bank subsidiaries of KeyCorp. The obligations of McDonald are not obligations of any of its affiliate banks, and none of the affiliated banks are responsible for, or guarantee, the securities sold, offered or recommended by McDonald. Except in certain specified circumstances, securities and other investment products sold, offered or recommended by McDonald are not bank deposits or obligations, and are not insured by the FDIC. McDonald will sell, as agent, banker's acceptances or CD's issued by its affiliate banks and by unaffiliated third party banks. The CD's that McDonald sells as agent are insured by the FDIC only to the extent that the FDIC insures the deposits of the issuing bank.

    McDonald's banking affiliates may be lenders to issuers of securities that McDonald underwrites or privately places, in which case the proceeds of securities offerings underwritten or privately placed may be used to repay those loans. Please refer to the relevant offering disclosure documents for a discussion of any such lending arrangement.

    McDonald and its affiliated banks may share credit information concerning their customers. McDonald customers will be deemed to have consented to such sharing of information unless an objection is made in writing and delivered to McDonald.

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APPENDIX A
Schedule I McDONALD INVESTMENTS INC. SPECIAL DISCLOSURE STATEMENT